UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 14, 2014

Global Geophysical Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34709 (Commission File Number)	05-0574281 (IRS Employer Identification No.)

13927 South Gessner Road Missouri City, TX (Address of principal executive offices)		77489 (Zip Code)

Registrant's telephone number, including area code:   (713) 972-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously reported, on March 25, 2014, Global Geophysical Services, Inc. (the “Company”) and certain of its subsidiaries (the Company and such subsidiaries, collectively, the “Debtors”) filed voluntary petitions for reorganization (the “Voluntary Petitions”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division (the “Court”). The filing by the Company is jointly administered under Case No. 14-20130 (the “Case”). The Debtors will continue to operate their business as “debtors in possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court.  Court filings and other documents related to the Case are available on a separate website administered by the Company’s claims agent, Prime Clerk, at http://cases.primeclerk.com/ggs.

As previously disclosed, in connection with filing the Voluntary Petitions, the Debtors filed motions seeking Court approval of a senior secured debtor-in-possession credit facility, as detailed in a commitment letter and term sheet, among the Company, as borrower, each of the direct and indirect domestic subsidiaries of the Company designated therein, as guarantors, certain holders of the Company’s 10 1/2% Senior Notes due 2017 (collectively, the “Backstop Parties”), and Wilmington Trust, National Association, as administrative agent and collateral agent. The debtor-in-possession credit facility provided for a super-priority senior secured term loan facility in an aggregate principal amount of $60 million to be drawn upon in two or more tranches: (i) $25 million (the “Initial DIP Loan”) upon entry of an interim order of the Court (the “Interim Order”); and (ii) $35 million upon entry of an order by the Bankruptcy Court approving the loans on a final basis (the “Final Order”).

On March 28, 2014, the Court entered the Interim Order approving the Initial DIP Loan over the objection of the Debtors’ prepetition secured lenders, and the Initial DIP Loan was funded.

On April 14, 2014, the Debtors filed a supplemental motion for entry of a final order authorizing the Debtors to enter into a postpetition financing agreement, refinance the prepetition secured indebtedness and approve a related settlement with the prepetition secured lenders.  The postpetition financing, which is subject to approval by the Court, would provide for borrowings under a senior secured postpetition financing agreement in an aggregate principal amount of up to $151.88 million, pursuant to the terms of a Financing Agreement dated as of April 14, 2014 (the “DIP Credit Facility”), among the Company, as borrower, and certain subsidiaries of the Company, as guarantors, the lenders from time to time party thereto, and Wilmington Trust, National Association, as administrative agent for the lenders and as collateral agent for the lenders.  The DIP Credit Facility provides for a super-priority senior secured term loan facility in an aggregate principal amount of approximately $151.88 million to be drawn upon in two or more tranches: (i) the Initial DIP Loan of $25 million, which was drawn on March 28, 2014 following entry of the Interim Order; and (ii) an additional $126.88 million (the “Final DIP Loan”) that would be available upon entry of the Final Order.  The motion for approval of the DIP Credit Facility was filed on a consensual basis reflecting a settlement agreement, subject to Court approval, among the Debtors, the Backstop Parties and the Debtors’ prepetition secured lenders that would resolve certain disputes among the parties, thereby avoiding the significant cost, delays and uncertainty of litigation, and provide consensual debtor-in-possession financing for the Debtors.

Hearings on the Final Order to consider the DIP Credit Facility and related settlement agreement are scheduled to occur on April 25, 2014.

The proceeds of the Initial DIP Loan are available for general corporate purposes of the Debtors during the Case (including payment of certain fees and expenses), working capital, certain transaction fees, costs and expenses and certain other costs and expenses with respect to the administration of the Case. The Final DIP Loan will be used, in part, to satisfy all principal, accrued interest, fees and other amounts (including yield maintenance premium) under the Company’s September 2013 financing agreement (the “September 2013 Financing Agreement”) in the aggregate amount of approximately $91.88 million (plus certain fees and expenses) reflecting a compromise with the prepetition secured lenders and for general corporate purposes of the Debtors during the Case, working capital, certain transaction fees, costs and expenses and certain other costs and expenses with respect to the administration of the Case.

The Initial DIP Loan bears interest, at the Company’s option, at either LIBOR plus 8.50% per annum (subject to a LIBOR floor of 1.5% per annum) or the base rate (the highest of the federal funds effective rate plus 1/2 of 1%, The Wall Street Journal prime rate and the three-month LIBOR rate plus 1%, subject to a floor of 2.5%) plus 7.50%.  The Final DIP Loan will be split into two tranches consisting of $35 million of Term A Loans (the “Term A Loans”) and approximately $91.88 million of Term B Loans (the “Term B Loans” and, together with the Initial DIP Loan and the Term A Loans, the “DIP Loans”). The Term A Loans will bear interest, at the Company’s option, at either LIBOR plus 8.50% per annum (subject to a LIBOR floor of 1.5% per annum) or the base rate (the highest of the federal funds effective rate plus 1/2 of 1%, The Wall Street Journal prime rate and the three-month LIBOR rate plus 1%, subject to a floor of 2.5%) plus 7.50%.  The Term B Loans will bear interest, at the Company’s option, at either LIBOR plus 10.50% per annum (subject to a LIBOR floor of 1.5% per annum) or the base rate (the highest of the federal funds effective rate plus 1/2 of 1%, The Wall Street Journal prime rate and the three-month LIBOR rate plus 1%, subject to a floor of 2.5%) plus 9.50%. During the continuance of an event of default under the DIP Credit Facility, an additional default interest rate equal to 2% per annum would apply. The DIP Credit Facility also provides for certain additional fees payable to the agent and lenders.

The DIP Loans will mature on the earliest to occur of: (i) June 25, 2015; (ii) 45 days after the entry of the Interim Order if the Final Order has not been entered prior to the expiration of such 45-day period; (iii) the consummation of a sale or other disposition of all or substantially all of the assets of the Debtors; (iv) the substantial consummation (as defined in section 1101 of the Bankruptcy Code) of a plan of reorganization filed in the Case that is confirmed pursuant to an order entered by the Court; (v) the date that an order of the Court is entered approving a debtor-in-possession financing loan for the Company other than as provided for in the DIP Credit Facility; and (vi) the acceleration of the loans and the termination of the commitments under the DIP Credit Facility.

The obligations of the Debtors under the DIP Credit Facility will be secured by a first priority perfected security interest in all assets owned by the Debtors.

The loans under the DIP Credit Facility are subject to mandatory prepayments in certain instances including, without limitation, with net proceeds of certain asset dispositions, casualty or condemnation events, equity and debt issuances and extraordinary receipts.

The DIP Credit Facility provides for representations and warranties and reporting requirements customary for similar debtor-in-possession financings.  The DIP Credit Facility also contains various covenants that, among other restrictions, limit the Company’s ability to:

•	incur or guarantee additional debt;
•	pay dividends;
•	repay subordinated debt prior to its maturity;
•	grant additional liens on our assets;
•	enter into transactions with our affiliates;
•	repurchase stock;
•	make certain investments or acquisitions of substantially all or a portion of another entity’s business assets;
•	merge with another entity or dispose of our assets;
•	engage in new lines of business; and
•	make expenditures or payments outside of an agreed upon budget.

The DIP Credit Facility also contains customary events of default and events of default related to the Case.  If an event of default occurs and is continuing, the Backstop Parties may accelerate the amounts due under the DIP Credit Facility and exercise other rights and remedies.  In addition, if any event of default exists under the DIP Credit Facility, the lenders may commence foreclosure or other actions against the collateral.

The foregoing description of the DIP Credit Facility is not complete and is qualified by reference to the full text of the DIP Credit Facility, which is attached hereto as an exhibit and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

10.1
Financing Agreement dated as of April 14, 2014 among the Company, as borrower, and certain subsidiaries of the Company, as guarantors, the lenders from time to time party thereto, and Wilmington Trust, National Association, as Administrative Agent and Collateral Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Geophysical Services, Inc.

Dated: April 16, 2014	/s/ SEAN M. GORE
Sean M. Gore
Senior Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1
Financing Agreement dated as of April 14, 2014 among the Company, as borrower, and certain subsidiaries of the Company, as guarantors, the lenders from time to time party thereto, and Wilmington Trust, National Association, as Administrative Agent and Collateral Agent.